Exhibit 99.1
Executive Contact:
Richard Vasek
Chief Financial Officer
Rockford Corporation
(480) 517-3169
ROCKFORD CORPORATION REPORTS
FIRST QUARTER 2007 RESULTS
     Tempe, Ariz., May 3, 2007/PRNewswire/—Rockford Corporation (NASDAQ: ROFO) today announced financial results for the three months ended March 31, 2007.
     Net sales for the three months ended March 31, 2007, decreased 11.9% to $26.4 million compared to $29.9 million for 2006. The decrease in net sales was primarily due to (a) reductions in OEM sales because Nissan’s new generation Sentra is not currently including Rockford Fosgate systems at the same rate as in the last year of the prior generation and (b) the elimination of sales of Rockford’s Q-Logic enclosure product line which was sold on March 31, 2006. These decreases were offset by a small increase in core Rockford Fosgate aftermarket sales.
     Gross margin for the three months ended March 31, 2007 increased to 29.9% compared to 26.3% for the same period in 2006. The increase in gross margin percentage was primarily due to lower product costs and higher royalty revenue. The 2006 period included a $0.7 million charge for vacating Rockford’s European distribution facility.
     William R. Jackson, President, commented “We are beginning to see the favorable impact of our new business model. Gross margins are increasing and expenses are down. We continue to implement our outsourcing plans step by step and expect to substantially complete them by the end of 2007. The global car audio industry continues to face a challenging environment, but our new product platforms and OEM integration devices give our retailers new opportunities to sell Rockford products.”
     Mr. Jackson continued “We began shipping our new Power Series amplifiers and Punch Series subwoofers in January 2007. Our Punch Series amplifiers followed and began shipping on schedule in mid-March. We introduced the new products to the European market at the Car Audio Show in Sinsheim Germany, where dealer and international distributor reaction was very positive. We were back-ordered on the new Punch amplifiers at the end of March, but had made significant shipments to our global customer base. We believe the acceptance of the new product lines has been good and our dealers are reporting excellent sell-through of the new products.”
     During 2007 Rockford expects to transition more of its manufacturing of Rockford Fosgate products to its outsourcing partners. Rockford has currently outsourced the Punch and Power series amplifier circuit boards, but is doing final assembly, testing and packaging at its facility in Tempe Arizona. Outsourcing of final assembly for aftermarket amplifiers is scheduled to be complete by late 2007, after which the only production in Tempe will be for OEM amplifiers. Rockford’s Michigan speaker manufacturing facility will complete its final build of products in the second quarter of 2007. Rockford will keep approximately half of the Michigan facility for use as a warehouse and for very limited OEM integration and test activities. Once completed these actions should have a positive impact on gross margins.
     Operating expenses for the three months ended March 31, 2007, decreased 11.9% to $8.4 million compared to the 2006 level of $9.5 million. In the first quarter of 2007 there was a special charge of approximately $1.1 million primarily related to the Retirement and Salary Continuation Agreement for Rockford’s former Chief Executive Officer.
     Operating loss for the three months ended March 31, 2007 was $0.5 million compared to an operating loss of $1.7 million in the same period of 2006.
     Rockford was in compliance with all covenants under its senior loan with Wachovia at March 31, 2007. Rockford’s financial compliance test with Wachovia is now done on a quarterly basis.

About Rockford Corporation (www.rockfordcorp.com)
     Rockford is a designer, marketer and distributor of high-performance audio systems for the mobile audio aftermarket and for the OEM market. Rockford’s mobile audio products are marketed primarily under the Rockford Fosgate®, Rockford Acoustic Design™ and Lightning Audio® brand names.
     Rockford’s primary brand websites include: www.rockfordfosgate.com, www.rockfordacousticdesign.com, and www.lightningaudio.com.
Forward-looking Statement Disclosure
     We make forward-looking statements in this press release including but not limited to statements about our results of operations. These statements may be identified by the use of forward-looking terminology such as “may,” “will,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” or other similar words.
     Forward-looking statements are subject to many risks and uncertainties. Rockford cautions you not to place undue reliance on these forward-looking statements, which speak only as at the date on which they are made. Actual results may differ materially from those described in our forward-looking statements. Rockford disclaims any obligation or undertaking to update these forward-looking statements to reflect changes in our expectations or changes in events, conditions, or circumstances on which our expectations are based.
     Rockford’s revenues have continued to decline in late 2006 and early 2007, with some of the decline attributable to continued weakness in the mobile audio market and some to preparation for the introduction of new products in early 2007. If Rockford’s 2007 new product introductions are not successful, or if sales erode further for other reasons, Rockford may not be able to achieve its business objectives. In this event, Rockford could suffer setbacks in its competitive position, ability to grow its aftermarket and OEM businesses, and overall financial performance. Under such circumstances, Rockford might not be able to return its business to profitability as currently planned.
     When considering our forward-looking statements, you should keep in mind the risk factors and other cautionary statements identified in Rockford’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 28, 2007. The risk factors noted throughout the report, particularly those identified in the discussion in Item 1A of the report, and other risk factors that Rockford has not anticipated or discussed, could cause our actual results to differ significantly from those anticipated in our forward-looking statements.

Rockford Corporation
Condensed Consolidated Statements of Operations
For the Three Months Ended March 31, 2006 and 2007
($000s omitted except per share amounts)

	Three Months Ended
	March 31,
	2006	2007
	(unaudited)
Net sales	29,928	26,372
Cost of goods sold	22,070	18,492

Gross profit	7,858	7,880
Operating expenses	9,542	8,408

Operating loss	(1,684)	(528)
Interest and other expense	375	339

Loss from continuing operations before income taxes	(2,059)	(867)

Income tax benefit	—	—

Loss from continuing operations	(2,059)	(867)
Income from discontinued operations	6	—

Net Loss	(2,053)	(867)

Loss per common share:
Loss from continuing operations
Basic	(0.22)	(0.09)

Diluted	(0.22)	(0.09)

Income from discontinued operations
Basic	0.00	0.00

Diluted	0.00	0.00

Net loss
Basic	(0.22)	(0.09)

Diluted	(0.22)	(0.09)

Weighted average shares:
Basic	9,392	9,397

Diluted	9,392	9,397

-more-

Rockford Corporation
Condensed Consolidated Balance Sheets
At December 31, 2006 and March 31, 2007
(In thousands)

	December 31,	March 31,
	2006	2007
ASSETS	(unaudited)
Current assets:
Cash	$—	$—
Accounts receivable, net	19,242	24,942
Inventories	19,612	18,636
Prepaid expenses and other current assets	1,998	2,033

Total current assets	40,852	45,611
Property and equipment, net	2,487	2,373
Other assets	1,216	1,059

Total assets	$44,555	$49,043

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$7,094	$11,482
Accrued warranty and returns	2,199	2,249
Other accrued liabilities	3,678	5,013
Current portion of other long-term liabilities	1,002	461
Current portion of long term debt	10,400	10,166

Total current liabilities	24,373	29,371
Notes payable	9,278	9,301
Other long-term liabilities	659	918

Total liabilities	34,310	39,590
Shareholders’ equity:
Common stock	94	94
Additional paid-in-capital	37,995	38,069
Retained deficit	(28,255)	(29,122)
Accumulated other comprehensive income	411	412

Total shareholders’ equity	10,245	9,453

Total liabilities and shareholders’ equity	$44,555	$49,043

####